Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 6, 2009, except for Note 9, as to which the date is March 30, 2009, with respect to the consolidated financial statements and schedule of Endocare, Inc. in Amendment No. 4 to the Registration Statement (Form S-4 No. 333-156921) and related Prospectus of Endocare, Inc. for the registration of its common stock to be issued in the merger with Galil Medical Ltd.
/s/ Ernst & Young
Los Angeles, California
April 17, 2009